                                                                      Exhibit 3b

                              SALE AND PURCHASE AGREEMENT
THIS AGREEMENT dated for reference the 27th day of February, 1997.

BETWEEN:

                  MINCO MINING AND METALS CORPORATION, a body corporate validly subsisting under the laws of British Columbia and having an office at #1200-543 Granville Street, Vancouver, British Columbia, V6C 1X8

                  (the "Purchaser")

                                                               OF THE FIRST PART
AND:
                  CHINA CLIPPER GOLD MINES LTD., a body corporate incorporated pursuant to the laws of Ontario and having an office at 704-850 West Hastings Street, Vancouver, British Columbia, V6E 1E1

                  (the "Vendor")

                                                              OF THE SECOND PART


WHEREAS:

A. Pursuant to a Letter Agreement dated March 7, 1995 (the "Letter Agreement"), the Vendor and the Purchaser agreed to participate as co-venturers in the exploration and development of certain mineral properties in the Peoples Republic of China known as the Emperor's Delight, Stone Lake and Crystal Valley properties (the "Joint Venture Business");

B. The Joint Venture Business has been carried out by the parties primarily through Triple Eight Mineral Corporation, a company incorporated pursuant to the laws of the British Virgin Islands ("Temco");

C. Pursuant to a Joint Venture Contract between Temco and Geoexploration Corporation of the First Geoexploration Bureau ("GEC-FGEB"), Temco has an interest in Chende Huajia Mineral Industry Co., Ltd. ("Huajia"), a cooperative joint venture formed under the laws of the Peoples Republic of China through which Temco and GEC-FGEB are conducting exploration and development work on, initially, the Emperor's Delight property;

D. There are a total of 1,000 shares issued and outstanding in the capital of Temco, 400 of which are registered in the name of and are beneficially owned by the Vendor (the

"Vendor's Shares") and 600 of which are registered in the name of and are beneficially owned by the Purchaser;

E. In addition to its interests in Temco, the Vendor also has an interest in the Joint Venture Business through its interests in a Cooperation Agreement Regarding Certain Mineral Deposit Properties made between Pacific Canada Resources Inc. and Patrician Gold Mines Ltd. (the predecessor of the Vendor) and The First Geoexploration Bureau of the Ministry of Metallurgical Industry dated November 24, 1994 which deals with the Emperor's Delight, Stone Lake and Crystal Valley properties (the "Cooperation Agreement");

F. The parties have agreed to terminate their relationship as co-venturers and, incidental thereto, the Vendor has agreed to transfer and assign to the Purchaser all the Vendor's right, title and interest in and to the Vendor's Shares, the Vendor's interests in the Cooperation Agreement and all other rights and interests that the Vendor may have in the Joint Venture Business, subject to the following terms and conditions.

         NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the promises, covenants, terms, conditions representations and warranties hereinafter set forth, the parties hereto agree each with the other as follows:

1. TERMINATION OF JOINT VENTURE RELATIONSHIP AND TRANSFER AND ASSIGNMENT OF VENDOR'S INTERESTS

1.1 The parties agree that, effective as at the date of Closing, as hereinafter defined, the Letter Agreement shall be terminated and shall have no further force and effect.

1.2 The Purchaser agrees to purchase and the Vendor agrees to sell, assign and transfer the Vendor's Shares at a price of One Hundred Seventy Five Thousand ($175,000) Dollars in lawful money of Canada (the "Purchase Price") to be paid by the Purchaser to the Vendor on the date of Closing.

1.3 The Vendor agrees to assign to the Purchaser all its rights and interests in and to the Cooperation Agreement for the sum of One ($1.00) Dollar in lawful money of Canada (the "Assignment Price") to be paid by the Purchaser to the Vendor on the date of Closing.

1.4 The Vendor acknowledges that it may be required to execute and deliver such other documents as may be requested by counsel for the Purchaser in order to obtain necessary regulatory approval of the transactions herein contemplated and the Vendor hereby agrees to execute and deliver any and all such documents forthwith at the request of the Purchaser or their solicitors, without any expense to the Vendor.

2.       REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGMENTS OF THE VENDOR AND THE
         PURCHASER

2.1 In order to induce the Purchaser to enter into and consummate this Agreement, the Vendor represents and warrants to the Purchaser as follows:

(a) the Vendor has due and sufficient right and authority to enter into this Agreement on the terms and conditions herein set forth and to sell, assign and transfer the legal and beneficial title and ownership of the Vendor's Shares to the Purchaser;

(b) the Vendor has no interests, beneficial or otherwise, in or to the Joint Venture Business other than its interests in the Vendor's Shares and the Cooperation Agreement;

(c) no individual, corporation, partnership, firm, joint venture, syndicate, association, trust, government, governmental agency or board or commission or authority, incorporated association, incorporated syndicate, incorporated organization and other form of entity or organization has any agreement, option, understanding or commitment, or any right or privilege, whether by law, pre-emptive or contractual, capably of becoming an agreement, option or commitment, including convertible securities, warrants or convertible obligations of any nature, for the purchase, subscription, allotment or issuance of, or conversion into, any of the Vendor's Shares;

(d) the Vendor is not under any obligation, contractual or otherwise, to request or obtain the consent of any person to any of the transactions contemplated herein or any part thereof or to the sale, transfer, assignment or delivery of any of the Vendor's Shares;

(e) to the best of the Vendor's knowledge, no permits, licenses, certifications or approvals of any Canadian, provincial or local governmental agency, board, commission or authority are required for the execution, delivery or performance by the Vendor the provisions of this Agreement or the transactions contemplated herein;

(f) Temco is not indebted to the Vendor or any affiliate or director or officer of the Vendor and specifically Temco is not liable to pay any outstanding management fees;

(g) Temco does not have any contracts, agreements, pension plans, profit sharing plans, bonus plans, undertakings, or arrangements whether oral, written or implied with the Vendor or any affiliate or director or officer of the Vendor;

(h) neither of the Vendor nor any officer, director, employee or shareholder of the Vendor are indebted or under obligation to or have provided any guarantees, bonds, letters of credit in favour of Temco on any account whatsoever;

(i) the performance of this Agreement will not be in violation or of any agreement to which the Vendor or Temco are a party and will not give any person or company any right to terminate or cancel any agreement or any right enjoyed by Temco and will not result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever in favour of a third party upon or against the assets of Temco;

         (j) the Vendor's Shares are validly issued, fully-paid and non-assessable common shares not subject to any trading restrictions other than as set out in the Bylaws of Temco; and

         (k) the Vendor knows of no action proceeding or investigation pending or threatened involving the Vendor or the Joint Venture Business which places in question the validity or enforceability of this Agreement.

2.2 The Vendor represents and warrants that it is a resident of Canada for the purpose of Section 116 of the Income Tax Act of Canada.

2.3 The Purchaser represents and warrants to the Vendor that;

         (a) the Purchaser has all necessary corporate power and capacity to enter into this agreement and to perform its obligations hereunder;

         (b) the fulfilment of the Purchaser's obligations hereunder will not be in contravention of any articles or by-laws of the Purchaser or any contracts or instruments to which the Purchaser is a party or by which it is bound; and

         (c) the Purchaser knows of no action, proceeding or investigation pending or threatened involving Temco which places in question the validity or enforceability of this Agreement.

2.4 The representations, warranties, covenants and agreements by each of the Vendor and the Purchaser contained in this Agreement or any certificates or documents delivered pursuant to the provisions hereof or in connection with the transaction contemplated hereby shall be true at and as of the date of Closing of this Agreement as though such representations and warranties were made at and as of such time. Notwithstanding any investigations or inquiries made by the Vendor or the Purchaser, as the case may be, prior to the execution of this Agreement or the waiver of any condition by the Vendor or the Purchaser, the representations, warranties, covenants and agreements of the Vendor or the Purchaser shall survive the execution and Closing of this Agreement and notwithstanding the purchase and sale herein provided for, shall continue in full force and effect.

3.       OTHER AGREEMENTS

3.1 The Vendor acknowledges that and agrees that subsequent to the completion of the transactions specified herein, the Vendor shall have no further right, title or interest, beneficial or otherwise, in or to the Joint Venture Business including but not limited to any right, title or interest in Huajia and that, upon completion of the transactions specified herein, the Vendor shall be deemed to have relinquished any and all claims to Huajia, and all assets of Huajia, including but not limited to Huajia's working capital and properties. The Vendor further acknowledges and agrees that Temco may continue to expend Huajia's working capital on the Emperor's Delight project, which is currently the subject matter of the joint venture being conducted through Huajia by Temco or, alternatively, Huajia may in the future, by agreement between Temco and GEC-FGEB, or other Chinese parties, conduct exploration and development work on mineral resource properties in the Peoples Republic of China other than the Emperor's Delight Property, in which case all or a portion of the Huajia Funds may be applied towards work commitments and other costs relating to such other properties.

3.2 The parties acknowledge and agree that, upon Closing, neither party shall have any right, title, claim or interest in or to any mineral property in the Peoples Republic of China in which the other party holds an interest as at the date of Closing.

3.3 Each of the Vendor and Purchaser covenant to indemnify and save harmless the other party with respect to any and all losses, damages, liabilities, claims, deficiencies, costs, expenses and expenditures which the other party may sustain or incur as a result of the incorrectness or breach of any representation, warranty or covenant of the such party contained in this Agreement or in any document delivered to the other party in connection with this Agreement.

3.4 The Vendor acknowledges that it has received from the Purchaser and has reviewed all geological reports, data and other information relating to the work program conducted on the Emperor's Delight project during 1996 including the following reports prepared by Huajia in Chinese:

         (a) Report on geophysical and geochemical exploration at the east section of Guzigou Area, Chengde, Hebei dated August 1996;

         (b) Report on geophysical and geochemical exploration in Qiujiaying Area, Chengde, Hebei dated October 1996;

         (c) Brief summary on the following-up for geophysical and geochemical anomalies at the east section of Guzigou Area, Chengde, Hebei, and proposals for further exploration dated December 1996; and

         (d) Report on comprehensive geological exploration in Qiujiaying Area and proposals for further exploration dated December 1996.

4.       CLOSING

4.1 In this Agreement, the "Closing" means the date mutually agreed to by the parties within ten days of the Approval Date, as defined in paragraph 5.5, upon which the Vendor and the Purchaser shall complete the transactions contemplated by this Agreement and provide the documents herein described to complete the transactions. The Closing shall be held at the offices of Beach, Hepburn of 36 Toronto Street, Suite 1000, Toronto, Ontario or such other place as may be agreed to by the parties.

4.2 Upon the Closing of this Agreement, the following events shall occur:

         (a) the Vendor shall cause to be delivered to the Purchaser the share certificates representing the Vendor's Shares duly endorsed for transfer to the Purchaser and an assignment of the Cooperation Agreement;

         (b) the Purchaser shall deliver to the Vendor a cheque, payable to Beach, Hepburn in trust for China Clipper, in the amount of the Purchase Price and the Assignment Price; and

         (c) the Vendor shall deliver to the Purchaser the written resignation of Robin Dow, as director and officer of Temco and Huajia.

5.       NOTICES

5.1 All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed postage prepaid addressed to the addressee at the address appearing on the first page hereof or to such other address as may be given in writing by the Vendor or the Purchaser, and shall be deemed to have been received, if delivered, on the date of delivery and if mailed as aforesaid at Vancouver, British Columbia then on the next business day following the posting thereof.

6.       GENERAL

6.1 This Agreement shall enure to the benefit of and shall be binding upon the Vendor and the Purchaser and their respective successors and assigns.

6.2 Time shall be of the essence of this Agreement.

6.3 The terms and provisions herein contained constitute the entire agreement between the parties and shall supersede all previous oral or written communications.

6.4 If any part of this Agreement is held invalid or unenforceable by a Court of law, then this Agreement shall be read as if such invalid or unenforceable provision were removed.

6.5 This Agreement shall be first subject to the approval of the Vancouver Stock Exchange and the Alberta Stock Exchange (the "Approval Date"), such Approval Date to occur on or before March 31, 1997 or this Agreement shall be of no further force or effect.

6.6 Each party covenants and agrees to execute all further and other documents and instruments and to do all further and other things that may be necessary to implement and carry out the intent of this Agreement.

6.7 This Agreement shall be construed and interpreted in accordance with the laws of Ontario and the laws of Canada applicable therein.

6.8 No modification or amendment to this Agreement may be made unless agreed to by the parties hereto in writing.

         IN WITNESS WHEREOF the Vendor and the Purchaser have duly executed this Agreement on the day and year first above written.

THE CORPORATE SEAL OF MINCO    )
MINING & METALS CORPORATION    )
was hereunto affixed in        )
the presence of:               )
                               )
/s/ Ken Z. Cai                 )
----------------------------   )                             C/S
Authorized Signatory           )
                               )
/s/ Colin McAleenan            )
----------------------------   )
Authorized Signatory           )
                               )



THE CORPORATE SEAL OF CHINA    )
CLIPPER GOLD MINES LTD. was    )
hereunto affixed in the        )
presence of:                   )
                               )
/s/ Robin Dow                  )
----------------------------   )                             C/S
Authorized Signatory           )
                               )
                               )
----------------------------   )
Authorized Signatory           )

THIS ASSIGNMENT AGREEMENT made the 26th day of March, 1997.


BETWEEN:

                  CHINA CLIPPER GOLD MINES LTD., a company duly incorporated pursuant to the laws of Ontario with an office at 12th Floor, 20 Toronto Street, Toronto, Ontario, M5C 2B8

                  (hereinafter called the "Assignor")

                                                               OF THE FIRST PART

  AND:

                  MINCO MINING AND METALS CORPORATION, a company duly incorporated pursuant to the laws of British Columbia with an office at Suite 1200, 543 Granville Street, Vancouver, B.C., V6C lX8

                  (hereinafter called the "Assignee")

                                                              OF THE SECOND PART

                  WHEREAS:

A. Pursuant to a Sale and Purchase Agreement dated February 27, 1996 (the "Agreement") between the Assignor and the Assignee the Assignor agreed to assign and transfer to the Assignee all of the Assignor's interests in the Cooperation Agreement Regarding Certain Mineral Deposit Properties made between Pacific Canada Resources Inc. and Patrician Gold Mines Ltd. (the predecessor to the Assignor) and The First Geoexploration Bureau of the Ministry of Metallurgical Industry dated November 24, 1994 which deals with the Emperor's Delight, Stone Lake and Crystal Valley properties (the "Cooperation Agreement");

D. The Assignor now wishes to assign and the Assignee wishes to acquire all of the Assignor's right, title and interest in and to the Cooperation Agreement;

         NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the Assignee paying to the Assignor the sum of One Dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged by the Assignor, the parties hereto covenant and agree each with the other as follows:

1. The Assignor hereby grants, assigns, transfers and sets over onto the Assignee, its successors and assigns, all its right, benefit, title and interest of the Assignor in and to each of the Cooperation Agreement, including, without limitation, the right to take legal action to enforce the terms of the Agreements in the name of the Assignor, if required.

2. The Assignor hereby covenants with the Assignee as follows:

         (a) there are no existing defaults on the part of the Assignor under the Cooperation Agreement;

         (b) the Assignor has performed all obligations and requirements to be performed by it pursuant to the terms of the Cooperation Agreement;

         (c) the Assignor is the lawful owner of its right, title and interest in and to the Cooperation Agreement, and has the right to assign its interests therein to the Assignee;

         (d) the Assignor has not done nor permitted any act, matter or thing whereby its interests in the Cooperation Agreement have been assigned, in whole or in part, or encumbered; and

         (e) there are no disputes of which the Assignor is aware between the Assignor and any third parties in respect to the Cooperation Agreement.

3. The Assignor hereby covenants with the Assignee that the Assignor will, at the request of the Assignee, perform and execute every act, matter or thing, instrument, document, writing, agreement or covenant necessary, desirable or useful in connection with the full performance of this Agreement.

4. The Assignee covenants with the Assignor that it will observe and perform all obligations, covenants and requirements to be performed by the Assignor pursuant to the Cooperation Agreement when required to be performed.

5. This Agreement shall enure to the benefit of and be binding upon the successors and assigns of the parties hereto, and shall be governed by and construed in accordance with the laws of the Province of Ontario, Canada.

6. This Agreement may be signed by facsimile and in counterpart. Signed counterpart copies, when read together, shall be irrevocably deemed to constitute a single binding Agreement signed by both parties.

    IN WITNESS WHEREOF THIS AGREEMENT has BEEN EXECUTED BY THE parties hereto on the DAY and YEAR first above WRITTEN.

THE CORPORATE SEAL OF CHINA    )
CLIPPER GOLD MINES LTD. was    )
hereunto affixed in the        )
presence of:                   )
                               )
/s/ Robin Dow                  )
----------------------------   )                             C/S
Authorized Signatory           )
                               )
                               )
----------------------------   )
Authorized Signatory           )
                               )



THE CORPORATE SEAL OF MINCO    )
MINING AND METALS CORPORATION  )
was hereunto affixed in the    )
presence of:                   )
                               )
/s/ Ken Z. Cai                 )
----------------------------   )                             C/S
Authorized Signatory           )
                               )
/s/ Peter Tsaparas             )
----------------------------   )
Authorized Signatory           )

                        TRIPLE EIGHT MINERAL CORPORATION
                                (the "Company")

                                   RESIGNATION



                  I, Robin Dow hereby tender my resignation as a director and officer of the Company, effective this 27th day of March, 1997.



                                                     /s/ ROBIN DOW
                                                     ----------------------
                                                     ROBIN DOW

                    CHENDE HUAJIA MINERAL INDUSTRY CO., LTD.
                                 (the "Company")

                                   RESIGNATION




         I, Robin Dow hereby tender my resignation as a director and officer of the Company, effective this 27th day of March, 1997.






                                                     /s/ ROBIN DOW
                                                     ----------------------
                                                     ROBIN DOW

                                 SHARE TRANSFER

TO:        MINCO MINING AND METALS CORPORATION

         FOR VALUE RECEIVED, the undersigned hereby transfers to you 400 shares of Triple Eight Mineral Corporation that are now registered in the name of Orient Gold Mines Ltd.

         DATED as of the 27th day of March, 1997.






                                                     /s/ ROBIN DOW
                                                     ----------------------
                                                     ROBIN DOW

                        TRIPLE EIGHT MINERAL CORPORATION
                                (the "Company")



                             RESOLUTION OF DIRECTORS



The following Resolution having been consented to in writing by all the Directors of the Company shall be deemed to have the same force and effect as if passed at a Meeting of Directors duly called and properly constituted for the transaction of business:


         WHEREAS by an agreement dated February 27, 1997 between China Clipper Gold Mines Ltd. ("China Clipper") and Minco Mining and Metals Corporation ("Minco"), China Clipper has agreed to transfer and assign to Minco all of China Clipper's right, title and interest in and to 400 shares of the Company beneficially owned by China Clipper for the price of One Hundred Seventy Five Thousand (CDN$175,000) Canadian Dollars, with the result that Minco will become the sole shareholder of the Company holding 1,000 issued shares of the Company.

         BE IT RESOLVED that:

1.       The following share transfers are approved:

                                                               NUMBER
TRANSFEROR                         TRANSFEREE                  CLASS OF SHARES

China Clipper Gold Mines Ltd.      Minco Mining and Metals     400 Common Shares
(formerly Orient Gold Mines        Corporation
Ltd.)

2.       The following share certificate is cancelled:


CERTIFICATE                                                    NUMBER AND
NUMBER                         NAME                            CLASS OF SHARES

                               Orient Gold Mines Ltd.          400 Common Shares


3.       The following share certificate is issued:

CERTIFICATE                                                    NUMBER AND
NUMBER                         NAME                            CLASS OF SHARES

                               Minco Mining and Metals         400 Common Shares
                               Corporation
and any Director of the Company is authorized to execute the share certificate in pursuance of this resolution.

DATED as of the 27th day of March, 1997.


--------------------------                     ------------------------------
Donald S. Hicks                                Ken Z. Cai



--------------------------                     ------------------------------
John Pugsley                                   Kiana Delamare



/s/ Robin Dow
--------------------------
Robin Dow


East Asia Corporate Services (Nominees) Ltd.   Essex Nominees Limited

Per:                                           Per:


--------------------------                     -----------------------------

                 (THIS RESOLUTION MAY BE SIGNED IN COUNTERPART)